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                                                                  EXHIBIT 10(aa)
                                                                  --------------

                              CONSULTING AGREEMENT
                              --------------------



         AGREEMENT by and between BankBoston Corporation, a Massachusetts corporation ("BankBoston" or the "Company") and William M. Crozier, Jr. (the "Consultant" or the "Executive"), dated as of the 30th day of December, 1997.

         The Board of Directors of BankBoston (the "Board"), has determined that it is in the best interests of BankBoston and its shareholders to assure that the Company will have the Consultant's expertise available to it after the Consultant's retirement as Chairman of the Board of Directors of the Company on December 31, 1997 in a manner that did not constitute a termination by the Consultant for Good Reason under the Employment Agreement (as defined below). Therefore, in order to accomplish these objectives, the Board of Directors of BankBoston has caused BankBoston to enter into this Agreement.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1.  Effective Date.  The "Effective Date" shall mean January 1, 1998.
             --------------

         2.  Consulting Period.  The Company agrees to employ the services of
             -----------------
the Consultant, and the Consultant hereby agrees to provide consulting services to the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 1998 (the "Consulting Period"). The Consultant agrees that he shall not be paid for his services as a director of the Company during the Consulting Period.

         3.  Terms of Service.  (a)  Position and Duties.  During the Consulting
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Period, the Consultant shall be available to consult with the Company on matters of overall strategy and policy for up to 40 hours per month at such times as are mutually convenient for the Company and the Consultant.

         (b)  Remuneration.  (i)  Monthly Fee.  During the Consulting Period,
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the Consultant shall receive a monthly fee, payable in advance, equal to
$66,666.67 plus an amount equal to one-twelfth of the annual bonus the Consultant is to receive with respect to calendar year 1997 (the "Monthly Fee"). As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

          (ii)  Retirement Plans.  For purposes of all retirement plans in which
                ----------------
the Consultant participated prior to the Effective Date, the Consultant shall be deemed to have retired on December 31, 1997 and shall be entitled to receive benefits immediately. For purposes of determining the Consultant's benefits under such plans, including, without limitation, the BayBank's Supplemental Executive Retirement Plan, the Consultant shall be deemed to have been employed by the Company and its affiliates until the end of the Consulting Period and his

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benefits shall be based on his compensation that includes the Monthly Fee payable during the Consulting Period. To the extent any benefits payable by reason of the preceding sentence cannot be provided under the qualified retirement plans of the Company and its affiliates they shall be provided under the nonqualified retirement plans of the Company and its affiliates.

          (iii)  Welfare Benefit Plans.  During the Consulting Period, the
                 ---------------------
Consultant and/or the Consultant's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent and on the same basis provided to the Consultant as an employee immediately prior to the Consulting Period, it being understood that to the extent the Consultant cannot be continued under the terms of any such plan the Company shall provide for equivalent coverage or benefits. Upon termination of the Consulting Period, the Consultant shall be provided the Company's retiree health benefits provided to its senior executives in respect of the Consultant's services as an executive prior to the Consulting Period but taking into account the Consulting Period for purposes of determining the Consultant's level of participation in such retiree health benefits. In determining the Consultant's level of participation in such retiree health benefits, the Consultant's service with BayBanks shall be deemed to be service with the Company for all purposes.

          (iv)  Stock Incentives.  The Company acknowledges that for purposes of
                ----------------
the Nonqualified Stock Option and Performance Restricted Stock Agreement (the "Stock Agreement") between the Company and the Consultant dated as of January 23, 1997, the Consultant shall be treated as commencing "Retirement" on January 1, 1998 for purposes of Section 6 and Section 14 of the Stock Agreement.

          (v)  Expenses.  During the Consulting Period, the Consultant shall be
               --------
entitled to receive prompt reimbursement for all reasonable expenses incurred by the Consultant in accordance with the Company's policies.

          (vi)  Fringe Benefits.  During the Consulting  Period, the Consultant
                ---------------
shall be entitled to fringe benefits, including, without limitation, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, to the extent provided to the Consultant immediately prior to the Effective Date.

          (vii)  Office and Support Staff.  During the Consulting Period, the
                 ------------------------
Consultant shall be provided with an office and secretarial assistance in the Boston, Massachusetts Metropolitan Area.

         4.  Termination of Consulting.  (a)  Death or Disability.  The
             -------------------------        -------------------
Consultant's consulting services shall terminate automatically upon the Consultant's death during the Consulting Period. If the Company determines in good faith that the Disability of the Consultant has occurred during the Consulting Period (pursuant to the definition of Disability set forth

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below), it may give to the Consultant written notice in accordance with Section
12(b) of this Agreement of its intention to terminate the Consultant's consulting services. In such event, the Consultant's consulting services with the Company shall terminate effective on the 30th day after receipt of such notice by the Consultant (the "Disability Effective Date"). For purposes of this Agreement, "Disability" shall mean incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Consultant or the Consultant's legal representative.

         (b)  Company Termination.  The Company may terminate the Consultant's
              -------------------
consulting services during the Consulting Period for any reason.

         (c)  Notice of Termination.  Any termination by the Company shall be
              ---------------------
communicated by Notice of Termination to the Consultant given in accordance with
Section 12(b) of this Agreement.

         (d)  Date of Termination.  "Date of Termination" means (i) if the
              -------------------
Consultant's consulting services are terminated by the Company, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be and (ii) if the Consultant's consulting services are terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Consultant or the Disability Effective Date, as the case may be.

         5.  Obligations of the Company upon Termination.  If, during the
             -------------------------------------------
Consulting Period, the Company shall terminate the Consultant's services whether for Disability or otherwise or the Consultant's services shall be terminated by reason of death:

          (i) the Company shall pay to the Consultant or his estate, as the case may be, in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

              A. any unpaid annual salary and annual bonus in respect of calendar year 1997 required to be paid to the Consultant pursuant to the Employment Agreement between the Company, BayBanks, Inc. and the Consultant dated as of December 12, 1995 (the "Employment Agreement"); and

              B. the amount equal to the product of (1) the number of months (including fractions thereof) from the Date of Termination until December 31, 1998 (the "Continuation Period") and (2) the Monthly Fee; and

          (ii) for the Continuation Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Consultant and/or the Consultant's family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iii) of this Agreement if the Consultant's services had not been terminated or, if

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more favorable to the Consultant, as in effect generally at any time thereafter.
For purposes of determining eligibility (but not the time of commencement of benefits) of the Consultant for retiree benefits pursuant to such plans, practices, programs and policies, the Consultant shall be considered to have been an employee throughout the Continuation Period and to have retired on the last day of such period and such benefits shall commence immediately after the Continuation Period; and

          (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Consultant any other amounts or benefits required to be paid or provided or which the Consultant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

         6.  Non-exclusivity of Rights.  Amounts that are vested benefits or
             -------------------------
that the Consultant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         7.  Full Settlement.  The Company's obligation to make the payments
             ---------------
provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Consultant or others. In no event shall the Consultant be obligated to seek other employment or self-employment or take any other action by way of mitigation of the amounts payable to the Consultant under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Consultant obtains other employment or self-employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Consultant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Consultant or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Consultant about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         8.   Certain Additional Payments by the Company.
              ------------------------------------------

         (a) While it is the intention of the parties that none of the payments hereunder constitute "parachute payments" within the meaning of Section 280G of the Code, anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Consultant (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999

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of the Code or any interest or penalties are incurred by the Consultant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Consultant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Consultant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Consultant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 8(a), if it shall be determined that the Consultant is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Consultant such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Consultant and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand LLC or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Consultant (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Consultant within 15 business days of the receipt of notice from the Consultant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Company or its successors, the Consultant shall appoint another nationally recognized accounting firm reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Consultant within five days of (i) the later of the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination.
Any determination by the Accounting Firm shall be binding upon the Company and the Consultant. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Consultant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Consultant.

         (c) The Consultant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Consultant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.

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The Consultant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Consultant in writing prior to the expiration of such period that it desires to contest such claim, the Consultant shall:

              (i) give the Company any information reasonably requested by the Company relating to such claim,

              (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

              (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

              (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Consultant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Consultant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Consultant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Consultant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Consultant, on an interest-free basis and shall indemnify and hold the Consultant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Consultant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Consultant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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         (d) If, after the receipt by the Consultant of an amount advanced by the Company pursuant to Section 8(c), the Consultant becomes entitled to receive any refund with respect to such claim, the Consultant shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Consultant of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Consultant shall not be entitled to any refund with respect to such claim and the Company does not notify the Consultant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         9.  Confidential Information.  (a) The Consultant shall hold in a
             ------------------------
fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Consultant during the Consultant's employment by the Company or any of its affiliated companies or during the Consulting Period and which shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement). After termination of the Consultant's employment with the Company and of the Consulting Period, the Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Consultant under this Agreement.

         (b) In the event of a breach or threatened breach of this Section 9, the Consultant agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach.

         (c) Any termination of the Consultant's services or of this Agreement shall have no effect on the continuing operation of this Section 9.

         10.  Successors.  (a)  This Agreement is personal to the Consultant and
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without the prior written consent of the Company shall not be assignable by the
Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same

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manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         11.  Noncompetition.  Until December 31, 1998, the Consultant will not
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own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, any business which is in competition with the retail banking business conducted by the Company or any of its affiliates in any geographic area where such business is being conducted during such period. Ownership, for personal investment purposes only, of not to exceed 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof. In no event shall an asserted violation of the provisions of this
Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Consultant under this Agreement. The Consultant acknowledges that a violation on his part of any of the covenants contained in this Section 11 hereof would cause immeasurable and irreparable damage to the Company. Accordingly, the Consultant agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. The Consultant agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of this Section 11 is void or constitutes an unreasonable restriction against the Consultant, the provisions of this Section 11 shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

         12.  Miscellaneous.  (a)  This Agreement shall be governed by and
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construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


         If to the Consultant:
         --------------------

              41 Ridge Hill Farm Road
              Wellesley, MA  02181



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         If to BankBoston:
         ----------------

              100 Federal Street
              Boston, Massachusetts  02110

              Attention:  General Counsel


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) The Consultant's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Consultant or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         (f) The Consultant and the Company acknowledge that prior to the Effective Date, the Consultant's employment shall be governed by the Employment Agreement. From and after the Effective Date this Agreement shall supersede the Employment Agreement.



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         IN WITNESS WHEREOF, the Consultant has hereunto set the Consultant's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                 /s/ WILLIAM M. CROZIER, JR.
                               -----------------------------
                                     William M. Crozier, Jr.



                               BANKBOSTON CORPORATION


                               By  /s/ GARY A. SPIESS
                               --------------------------------
                                Gary A. Spiess, General Counsel

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